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                                                                EXHIBIT 10.37





                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made this 4th day of October, 1991 by and between Escalon Ophthalmics, Inc., a Pennsylvania corporation ("Employer"), and Ronald Hueneke, an individual residing at 7150 Horizon Drive, Greendale, Wisconsin 53129 ("Employee").

         WHEREAS, Employer desires to employ Employee as Vice President of Clinical and Regulatory Affairs - Instruments and Employee desires to accept such employment on the terms set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. DUTIES. Employer hereby employs Employee effective as of the date hereof to serve as Vice President in charge of Medical and Regulatory Affairs.

                 Employee agrees to be so employed by Employer and to devote his best efforts to advance the interests of Employer. Employee agrees to devote a reasonable number of hours per week during the first two years of the term of this Agreement, and thereafter substantially all of his business time to performing his duties hereunder; provided, however, that Employer acknowledges that Employee has, and shall

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be permitted to continue to devote a portion of his business time to performing services under an existing agreement with Solos Endoscopy until October 1, 1993, and with Medical College of Wisconsin indefinitely. Employee shall not be required to relocate from Wisconsin to any other location at which Employer conducts business.

         2. TERM. Subject to the provisions of Section 4 hereof, the term of Employee's employment hereunder shall commence on the date hereof and shall continue for a term of five (5) years; provided, however, that the term hereof shall thereafter be renewed automatically from year to year unless Employer or Employee shall have given the other notice of termination, effective at the end of the current term, not less than ninety (90) days prior to the expiration thereof.

         3.      COMPENSATION.

                 a. BASE SALARY. For the services rendered by the Employee under this Agreement, the Employer agrees to pay the Employee a salary at the rate of forty-five thousand dollars ($45,000) per annum during the first two years of the term of this Agreement and thereafter not less than Ninety-Five Thousand Dollars ($95,000) per annum (such salary, as adjusted from time to time is herein called the "Salary"), payable in equal, bi-weekly installments.

                 b. STOCK OPTIONS. For the services rendered by the Employee under this Agreement, the Employer agrees to grant to the Employee options to acquire from the Employer an aggregate of 75,000 shares of the common stock of the Employer at a price





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of $1.00 per share, 15,000 shares of which will be exercisable by the Employee on each of the first through fifth yearly anniversaries of the date of this Agreement, all pursuant to the Nonqualified Stock Option Agreement attached to this Agreement as Exhibit A and Employer's 1991 Equity Incentive Plan.

                 c. FRINGE BENEFITS. During the term of this Agreement, Employer shall provide to Employee life, health and dental insurance and any other insurance provided for executive employees of Employer on the same terms as such insurance is provided to such employees.

                 d. ADDITIONAL COMPENSATION. As additional incentive compensation the Employer shall make to the Employee for the period set forth herein an additional payment (the "Bonus") equal to 3 1/3% of the gross sales, minus returns and reasonable allowances ("Gross Income"), derived from the sale by the Employer or any affiliate of Employer in the ordinary course of business of the Glaucoma Mechanical Trephine Product and related disposable products (the "GMT Product"). The Bonus shall be paid for the period beginning January 1, 1992 and ending on December 31, 1996. The payment of the Bonus shall be secured by a security agreement in the form attached hereto as Exhibit A. The Bonus computed for each calendar year shall be paid in two equal installments; the first on or before April 30 of the immediately subsequent calendar year and the second on or before March 15 of the second subsequent calendar year. Interest shall be paid on the second installment for the period beginning April 30 of the preceding year on the outstanding balance at a rate of interest equal to the prime rate of interest as published in the Wall Street Journal.





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                          The computation of Gross Income shall be made by a
certified public accountant selected by the Employer (who may be the regularly engaged certified public accountant of the Employer). The Employee shall be entitled at his request to an explanation of the manner in which the Gross Income is computed and if the Employee should disagree with any such computation the undisputed amount of Gross Income shall be used to compute a payment under this Section 3(d) within the normal time period prescribed, and the disputed amount shall be determined as follows. The Employee shall be permitted at his own cost to engage a certified public accountant to compute the Gross Income. If the Gross Income as computed by the certified public accountant selected by the Employee is no greater than 1.01% of the Gross Income computed by the certified public accountant selected by the Employer, the Gross Income computed by the certified public accountant selected by the Employer shall be the Gross Income for purposes of this Section 3(d). If the Gross Income computed by the certified public accountant selected by the Employee shall be greater than 1.05% of the Gross Income computed by the certified public accountant selected by the Employer, the two certified public accountants shall mutually select a third certified public accountant who shall compute the Gross Income (at the Employer's expense) and whose computation shall in all cases constitute the Gross Income for purposes of this Section 3(d). If the Gross Income computed by the third certified public accountant is greater than or equal to the Gross Income computed by the certified public accountant selected by the Employee, the Employer shall bear the cost of the services provided by the certified public accountant selected by the Employee.





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                          Employer shall use its best efforts to develop and
market the GMT product with the intent to maximize market penetration during the five year period during which the Bonus is payable. Employer shall conduct market research studies, conduct physician training programs, advertise and promote the GMT Product at meetings of glaucoma specialists and in trade journals and train sales personnel in the sale of the GMT Product. Employer shall no later than October 5, 1992 appoint a "marketing manager" who shall spend at least 90% of his or her working time on the GMT Product. Employer shall spend a minimum of $100,000 for literature, advertising, promotion, meeting and conferences and sales support with respect to the GMT Product during the one year period beginning on January 1, 1992.

                          On an annual basis Employer and Employee shall review
the efforts of Employer to develop and market the GMT Product and shall mutually determine if Employer is using its best efforts. In the annual review of the performance of Employer in promoting and selling the GMT Product consideration shall be given to various negative market factors including: (i) loss of sales due to competition if the patent attributable to the GMT Product is not issued; (ii) adverse clinical results published in an ophthalmic journal; (iii) insufficient supply of raw materials for production of the GMT Product; and (iv) general lack of product acceptance due to the presence in the market of superior products and technology (which factor shall not, however, relieve Employer of its obligation to continue its development efforts to improve the GMT Product). If at the end of each year during the five year period during which the Bonus is payable it is agreed by Employer and Employee that Employer has used its best efforts in the development and marketing of the GMT Product, Employer shall retain the right to the GMT Product. If it





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is determined that Employer has not used its best efforts in the development and marketing of the GMT Product then Employee may elect to have Employer assign to him an undivided one-third interest in the GMT Product, including an assignment of a one-third interest in any patent rights attributable to the GMT Product. If there should be any disagreement between Employer and Employee as to whether Employer has used its best efforts in the development and marketing of the GMT Product which disagreement is not settled within a period of 120 days, Employer and Employee hereby agree to subject the disagreement to binding arbitration of an independent panel of three arbitrators selected by and operating under the rules of the American Arbitration Association ("AAA") as modified by this Section 3(d) to the extent inconsistent with the rules of AAA.

                          Upon written notice by a party to the other party of
a request for arbitration hereunder, the Buyer and Seller shall each select an arbitrator within thirty (30) days after the date of such notice, and the Two
(2) arbitrators so selected shall use their best efforts to select a mutually acceptable arbitrator within thirty (30) days after their selection. If the two (2) arbitrators are unable to agree upon a third arbitrator within said thirty (30) day period, the third arbitrator shall be selected by the AAA pursuant to its rules. The arbitration shall be conducted in an expeditious manner, the parties using their best efforts to cause the arbitration to be completed within sixty (60) days after selection of the arbitrator. In the arbitration, there shall be no discovery except as the arbitrators shall permit following a determination by the arbitrators that the party seeking such discovery has substantial demonstrable need. All other procedural matters shall be within





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the discretion of the arbitrators.  In the event a party fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrators, the arbitrators shall fix a reasonable period of time for compliance and, if the party does not comply within said period, a remedy deemed just by the arbitrators, including an award of default, may be imposed. The determination of the arbitrators by majority vote shall be final and binding on the parties. The expense of the arbitration and all expenses incurred by the parties with respect thereto (including without limitation reasonable counsel fees and fees of experts) shall be borne by the party not prevailing in the arbitration, as determined by the arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

                 14. Termination. The provisions of this Section 4 shall be applicable notwithstanding anything to the contrary contained herein.

                          a.  Death.  In the event of the death of Employee
during the term of this Agreement, this Agreement shall terminate effective as of the date of Employee's death, and Employer shall have no further obligation or liability hereunder except that Employer shall pay to Employee's estate the portion, if any, of Employee's Salary for the period through the date of Employee's death which remains unpaid, and the full amount of Additional Compensation provided pursuant to Section 3(d) hereof as and when otherwise payable.

                          b.  Total Disability.  In the event of a mental or
physical condition which in the reasonable opinion of Employer renders Employee unable or incompetent to perform his duties hereunder ("Total Disability") which continues for a period of 180





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consecutive days during the term of this Agreement, Employer shall have the right to terminate Employee's employment hereunder by giving Employee 10 days' written notice thereof and, upon expiration of such 10-day period, Employer shall have no further obligation or liability under this Agreement except:
Employer shall pay to Employee the portion, if any, of Employee's Salary for the period through the date of termination which remains unpaid and Employer shall pay to Employee the full amount of Additional Compensation provided pursuant to Section 3(d) hereof as and when otherwise payable.

                 c. No Other Termination. Except as otherwise expressly set forth in this Section 4, Employer shall not be permitted to terminate Employee's employment hereunder. In the event of a breach of this Section 4, Employee shall be entitled to receive from Employer as his sole damages and remedy, and Employer agrees to pay as liquidated damages, all compensation to which Employee would have been entitled under Section 3 hereof as and when such compensation would have been received had Employee's employment not been terminated, for the remainder of the initial five (5) year term of this Agreement, without regard to other events occurring thereafter which would cause a termination of employment under this Section 4, except for a violation of Section 5 hereof. Employee shall receive the liquidated damages agreed to herein without any obligation to prove actual damages.

         5.      Nondisclosure and Noncompetition.

                 a. Employee shall not, during and after the term of this Agreement, directly or indirectly disclose or use at any time any secret or confidential information, knowledge or data of Employer (whether or not obtained, acquired or developed by Employee) without the prior written consent of Employer except as is necessary in the





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ordinary course of performing his duties hereunder.  Upon termination of this
Agreement, Employee shall turn over to Employer all notes, memoranda, notebooks, drawings or other documents made or compiled by or delivered to him concerning any customers, distributors, sources of supply, products, apparatus or process manufactured, used, developed, investigated, distributed or sold by Employer during the term hereof, it being agreed that all such documents and the information contained therein are and shall remain at all times the property of Employer.

                 b. During and after the term of this Agreement, Employee shall have no right, title or interest in any patent, trademark, trade name or character names belonging to or used by Employer or any material or matter of any sort prepared for or used in connection with product development, advertising, promotion of the products manufactured or distributed by Employer, whether produced, prepared, or published in whole or in part by Employee, nor shall Employee make any claims with respect thereto. Employee recognizes that Employer has and shall continue to have and retain the sole and exclusive rights in any and all of the aforementioned patents, trademarks, trade names, character names, material or matter.

                 c. Except as is necessary in the ordinary course of performing his duties hereunder, during and after the term of this Agreement, Employee will not for any purpose whatsoever use for his personal benefit or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or other entity other than Employer any programs, trade secrets, forms, formulations, adaptations, list of names and





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addresses of customers or potential customers and/or sources of business or list of names and addresses of sources of supply to Employer made known to Employee or learned or acquired by Employee during the term of this Agreement, except to the extent such information is readily available to the public at large.

                 d. During the term of this Agreement, and for a period of two years thereafter, Employee shall not, for any reason whatsoever, within the United States, directly or indirectly, whether as an employee, owner, partner, agent, director, officer or shareholder of more than five percent (5%) of the equity of any corporation or other entity, do any of the following:

                                  (i)  Engage in same business or businesses
conducted by Employer during and at the end of the term of this Agreement.

                                  (ii)  Solicit, divert, accept business from
or otherwise take away any customer of Employer who is or was a customer of Employer during the term hereof, including all customers directly or indirectly generated or produced by Employee; or

                                  (iii)  Solicit, induce or contract with any
of Employer's employees to leave Employer or to work for Employee or any company with which Employee is connected.

If the Employee is terminated without cause or this Agreement is not renewed after the initial five year term, such restrictions shall not apply beyond the initial five year term.

                 e. In the event that Employer terminates Employee's employment hereunder for any reason other than those permitted in Section 4 of this Agreement, the provisions of this Section 5 shall continue in full force and effect during the period that





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Employee is receiving liquidated damages from Employer pursuant to Section 4(d)
hereof, and with respect to Section 5(d) hereof, for two years thereafter.

         6. Supersedes Other Agreements. This Agreement represents the entire agreement between the parties regarding the subject matter hereof and supersedes and is in lieu of any and all other employment arrangement or agreement, oral or written, between Employer and Employee.

         7. Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

         8. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

         9. Construction. This Agreement shall be construed and interpreted in accordance with the laws of the State of Wisconsin.

         10.     Assignment.

                 a. The rights and obligations of Employer under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Employer.

                 b. This Agreement and the obligations created hereunder may not be assigned by Employee.





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         11.     Notices.  All notices required or permitted to be given
hereunder shall be in writing and shall be deemed to have been given when mailed by certified or registered mail, return receipt requested, addressed to the intended recipient as follows:


                                  If to Employee:

                                  Ronald Hueneke
                                  7150 Horizon Drive
                                  Greendale, Wisconsin 53129

                                  With a copy to:

                                  Godfrey & Kahn, S.C.
                                  780 North Water Street
                                  Milwaukee, WI  53202-3590
                                  Attention:  John A. Dickens, Esquire

                                  If to Employer:

                                  Escalon Ophthalmics, Inc.
                                  Montgomery Knoll
                                  182 Tamarack Circle
                                  Skillman, NJ  08558

                                  With a copy to:

                                  Duane, Morris & Heckscher
                                  4200 One Liberty Place
                                  Philadelphia, PA  19103-7396
                                  Attention:  Sheldon M. Bonovitz, Esquire






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Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

         12. Waiver. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or his or its dully authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

         13. Right of Set-Off. Employer shall be permitted to set-off against any amount owed to Employee hereunder any amount with respect to which Employer has made a claim for indemnification against Employee pursuant to, and in accordance with the provision contained in, Section 9(e) of an Agreement and Plan of Merger dated October 4, 1991 between Trek Medical Products and Trek Acquisition Corp.





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                 IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.



                                           ------------------------------------
                                           Ronald Hueneke

                                           ESCALON OPHTHALMICS, INC.

                                           By:
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                                                Sterling C. Johnson, President






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